As filed with the Securities and Exchange Commission on November 13, 2007

Registration No. 333-144758

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective
Amendment No. 8
to
Form S-1
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

SuccessFactors, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	94-3398453 (I.R.S. Employer Identification Number)

SuccessFactors, Inc.
1500 Fashion Island Blvd., Suite 300
San Mateo, California 94404
(650) 645-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lars Dalgaard
President and Chief Executive Officer
SuccessFactors, Inc.
1500 Fashion Island Blvd., Suite 300
San Mateo, California 94404
(650) 645-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Gordon K. Davidson, Esq. William R. Schreiber, Esq. Jeffrey R. Vetter, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Julian K. Ong, Esq. Vice President, General Counsel and Secretary SuccessFactors, Inc. 1500 Fashion Island Blvd., Suite 300 San Mateo, California 94404 (650) 645-2000	Robert V. Gunderson, Jr., Esq.
Anthony J. McCusker, Esq.
Brooks Stough, Esq.
Gunderson Dettmer Stough
Villeneuve Franklin &
Hachigian, LLP
155 Constitution Drive
Menlo Park, California 94025
(650) 321-2400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Amount to	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	Per Share	Offering Price(2)	Fee(3)
Common Stock, $0.001 par value	12,408,500	$10.00	$124,085,000	$3,810

(1)	Includes 1,618,500 shares issuable upon exercise of the underwriters’ option to purchase additional shares from the Registrant.

(2)	Estimated pursuant to Rule 457(a) solely for the purpose of calculating the amount of the registration fee.

(3)	The Registrant previously paid $3,837.50.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This amendment is being filed solely to file exhibits to the Registration Statement on Form S-1 (333-144758) (the “Registration Statement”). Otherwise, no changes have been made to Part I or Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NASDAQ Global Market listing fee:

SEC registration fee	$3,429
FINRA filing fee	13,000
Initial NASDAQ Global Market listing fee	5,000
Printing and engraving	300,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	1,500,000
Blue sky fees and expenses (including legal fees)	10,000
Transfer agent and registrar fees	10,000
Miscellaneous	8,571

Total	$2,850,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our restated certificate of incorporation contains provisions that eliminate the personal liability of our directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, our restated bylaws provide that:

•	we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	we may indemnify our other employees and agents as set forth in the Delaware General Corporation Law;

•	we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

Prior to the completion of this offering, we intend to enter into indemnity agreements with each of our current directors and executive officers to provide additional contractual assurances regarding the scope of the indemnification set forth in our restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving our director, executive officer or employee regarding which indemnification is sought. Reference is also made to Section 8 of the underwriting agreement filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of our executive officers, directors and controlling persons against certain liabilities. The indemnification provisions in our restated certificate of incorporation and restated bylaws and the indemnification agreements to be entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our and executive officers for liabilities arising under the Securities Act.

We currently carry liability insurance for our directors and officers.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit
Exhibit Title	Number

Form of Underwriting Agreement	1.1
Form of Restated Certificate of Incorporation of Registrant, to be in effect upon the completion of this offering	3.2
Form of Amended and Restated Bylaws of Registrant, to be in effect upon the completion of this offering	3.4
Fourth Amended and Restated Investor Rights Agreement, dated as of May 19, 2006, between Registrant and certain security holders of Registrant	4.2
Form of Indemnity Agreement to be entered into between Registrant and its directors and executive officers	10.1

Item 15.	Recent Sales of Unregistered Securities

1. Since January 1, 2004, we granted to our officers, employees and consultants options to purchase shares of common stock under our 2001 Stock Option Plan, with per share exercise prices ranging from $0.05 to $9.00, and issued 2,479,474 shares of common stock upon exercise of such stock options. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701, Regulation D or Regulation S promulgated under the Securities Act or Section 4(2) of the Securities Act. With respect to stock options granted in reliance upon Rule 701 promulgated under the Securities Act, we analyzed whether our grant of stock options under our 2001 Stock Option Plan was less than the greater of $1.0 million, 15% of our total assets (measured as of our most recent balance sheet date, if no older than the last fiscal year end) and 15% of our outstanding shares being offered and sold in reliance on Rule 701 promulgated under the Securities Act (measured as of our most recent balance sheet date, if no older than the last fiscal year end) during a 12-month period, as required in Rule 701(d) promulgated under the Securities Act. Within a reasonable period of time before the date of exercise by the recipients of our stock options, when our grant of stock options exceeded $5.0 million, we provided them with the disclosures pursuant to Rule 701(e) promulgated under the Securities Act. Furthermore, at the time our consultants received stock options under our 2001 Stock Option Plan, they were providing bona fide services to us and their services were not in connection with the offer or sale of our securities in a capital-raising transaction, and did not directly or indirectly promote or maintain a market for our securities.

2. In May 2004, we sold an aggregate of 4,416,961 shares of our Series C convertible preferred stock at a purchase price of approximately $1.13 per share for an aggregate purchase price of approximately $5.0 million to five sophisticated accredited investors. This transaction was exempt from registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

3. In February 2005, we sold an aggregate of 4,523,683 shares of our Series D convertible preferred stock at a purchase price of approximately $1.88 per share for an aggregate purchase price of approximately $8.5 million to 11 sophisticated accredited investors. This transaction was exempt from registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

4. In April 2006, we issued an aggregate of 345,793 shares of common stock to Greylock Equity Limited Partnership, a sophisticated accredited investor, pursuant to an exercise of a warrant to purchase an aggregate of 345,793 shares of common stock at an exercise price of $0.50 per share for an aggregate purchase price of approximately $172,897. This transaction was exempt from registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

5. In May 2006, we sold an aggregate of 5,203,500 shares of our Series E convertible preferred stock at a purchase price of approximately $4.80 per share for an aggregate purchase price of approximately $25.0 million to 17 sophisticated accredited investors. This transaction was exempt from registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

6. In June 2006, we issued a warrant to purchase an aggregate of 333,023 shares of Series E convertible preferred stock at an exercise price of approximately $4.80 per share to Lighthouse Capital Partners V, L.P., a sophisticated accredited investor (“Lighthouse”), in connection with the loan and security agreement whereby Lighthouse provided a line of credit to borrow up to $20.0 million. In December 2006 and October 2007, in connection with our borrowing of an additional $10.0 million and pursuant to the terms of the loan and security agreement, we increased the amount of shares of Series E convertible preferred stock exercisable under the warrant by 83,256 shares each time. These transactions were exempt from registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

7. In April 2007, we issued a warrant to purchase an aggregate of 4,162 shares of Series E convertible preferred stock at an exercise price of approximately $4.80 per share to KarrScheffel, LLC, a sophisticated accredited investor in connection with the recruitment of an executive officer. In August 2007, KarrScheffel, LLC exercised its warrant at an exercise price of approximately $4.80 per share for an aggregate purchase price of approximately $19,977.60 and we issued 4,162 shares of Series E convertible preferred stock. This transaction was exempt from registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

The foregoing transactions were private placements as there were no involvement of underwriters, underwriting discounts or commissions, or public offerings of our securities. All recipients of the foregoing transactions received adequate information about us, had an opportunity to discuss our business with us and had access, through their relationships with us, to such information. In particular, with regard to sales identified in paragraphs 2 through 5, each of the recipients were represented by counsel, and we provided to such counsel diligence documents typically provided in venture capital financings, including but not limited to, our material agreements and minutes of meetings and actions by written consent of our Board of Directors and our stockholders, and provided to each of the recipients representations and warranties regarding, among other things, our business, capitalization, employees and material agreements. We provided to the recipient in paragraph 6 specific financial information related to us and representations and warranties regarding, among other things, our securities, charters and capitalization. We also provided to the recipient in paragraph 7 specific information about our business and management in connection with the services provided by such recipient. In addition, with regard to sales identified in paragraphs 2 through 7, each of the recipients of securities represented to us in the documents memorializing the transactions that they were “accredited investors” as defined in Rule 501(a) promulgated in the Securities Act and sophisticated and their intention to acquire the securities was for investment only and not with a view to or for sale in connection with any distribution thereof. Furthermore, we affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits.  The following exhibits are included herein or incorporated herein by reference:

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement.
3	.1**	Amended and Restated Certificate of Incorporation, as amended as of August 2, 2007, of Registrant.
3	.2**	Form of Restated Certificate of Incorporation of Registrant, to be in effect upon the completion of this offering.
3	.3**	Bylaws of Registrant.
3	.4**	Form of Amended and Restated Bylaws of Registrant, to be in effect upon the completion of this offering.
4	.1**	Form of Registrant’s common stock certificate.
4	.2**	Fourth Amended and Restated Investor Rights Agreement, dated as of May 19, 2006, between Registrant and certain security holders of Registrant.
5.1		Opinion of Fenwick & West LLP.
10	.1**	Form of Indemnity Agreement to be entered into between Registrant and its directors and executive officers.
10	.2**	2001 Stock Option Plan.
10	.3**	Form of Stock Option Agreement and Stock Option Exercise Agreement under the 2001 Stock Option Plan.
10.4		2007 Equity Incentive Plan, to be in effect upon the completion of this offering.
10	.5**	Form of Notice of Stock Option Grant, Stock Option Agreement and Stock Option Exercise Agreement, Notice of Restricted Stock Award Grant and Restricted Stock Purchase Agreement, Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement, Notice of Stock Bonus Award Grant and Stock Bonus Agreement and Notice of Stock Appreciation Right Grant and Stock Appreciation Right Agreement under the 2007 Equity Incentive Plan.
10.6		[Reserved].
10	.7**	Offer Letter, dated October 10, 2006, between Registrant and Bruce C. Felt, Jr.
10	.8**	Offer Letter, dated April 3, 2001, between Registrant and Luen Au.
10	.9**	Offer Letter, dated June 28, 2004, between Registrant and David A. Yarnold.
10	.10**	Office Lease Agreement, dated August 24, 2006, between Registrant and CLPF-BridgePointe, L.P.
10	.11**	e-business Hosting Agreement, dated June 30, 2003, between Registrant and International Business Machines Corporation.
10	.12**	Series E Preferred Stock Purchase Agreement, dated May 19, 2006, between Registrant and certain Stockholders of Registrant.
10	.13**	Series D Preferred Stock Purchase Agreement, dated February 11, 2005, between Registrant and certain Stockholders of Registrant.
10	.14**	Series C Preferred Stock Purchase Agreement, dated May 7, 2004, between Registrant and certain Stockholders of Registrant.
10	.15**	Loan and Security Agreement, dated June 7, 2006, between Registrant and Lighthouse Capital Partners V, L.P.
10	.16**	Warrant to Purchase Preferred Stock of Registrant issued to KarrScheffel, LLC, dated April 19, 2007.
10	.17**	Warrant to Purchase Preferred Stock of Registrant issued to Lighthouse Capital Partners V, L.P., dated June 7, 2006.
10	.18**	Employment Letter Agreement, dated July 19, 2007, between Registrant and Lars Dalgaard.

Exhibit
Number		Description

23	.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.2**	Consent of Financial Strategies Consulting Group, LLC, an independent valuation firm.
23.3		Consent of Fenwick & West LLP (included in Exhibit 5.1).
24	.1**	Power of Attorney.
24	.2**	Power of Attorney of Douglas J. Burgum.
24	.3**	Power of Attorney of Elizabeth A. Nelson.
99	.1**	Registrant Employee Welcome Letter.

**	Previously filed.

(b) Financial Statement Schedules.  All financial statement schedules are omitted because they are not applicable or the information is included in Registrant’s consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 8 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 13th day of November, 2007.

SUCCESSFACTORS, INC.

By:	/s/ Lars Dalgaard
Lars Dalgaard
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 8 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Lars Dalgaard Lars Dalgaard		President, Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2007

/s/ Bruce C. Felt, Jr. Bruce C. Felt, Jr.		Chief Financial Officer (Principal Accounting and Financial Officer)	November 13, 2007

* David N. Strohm		Chairperson of the Board of Directors	November 13, 2007

* Douglas J. Burgum		Director	November 13, 2007

* Eric C.W. Dunn		Director	November 13, 2007

* William E. McGlashan, Jr.		Director	November 13, 2007

* Elizabeth A. Nelson		Director	November 13, 2007

* David G. Whorton		Director	November 13, 2007

*By:	/s/ Lars Dalgaard Lars Dalgaard	Attorney-in-Fact	November 13, 2007

EXHIBIT INDEX

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement.
3	.1**	Amended and Restated Certificate of Incorporation, as amended as of August 2, 2007, of Registrant.
3	.2**	Form of Restated Certificate of Incorporation of Registrant, to be in effect upon the completion of this offering.
3	.3**	Bylaws of Registrant.
3	.4**	Form of Amended and Restated Bylaws of Registrant, to be in effect upon the completion of this offering.
4	.1**	Form of Registrant’s common stock certificate.
4	.2**	Fourth Amended and Restated Investor Rights Agreement, dated as of May 19, 2006, between Registrant and certain Stockholders of Registrant.
5.1		Opinion of Fenwick & West LLP.
10	.1**	Form of Indemnity Agreement to be entered into between Registrant and its directors and executive officers.
10	.2**	2001 Stock Option Plan.
10	.3**	Form of Stock Option Agreement and Exercise Notice and Restricted Stock Purchase Agreement under the 2001 Stock Option Plan.
10.4		2007 Equity Incentive Plan, to be in effect upon the completion of this offering.
10	.5**	Form of Notice of Stock Option Grant, Stock Option Agreement and Stock Option Exercise Agreement, Notice of Restricted Stock Award Grant and Restricted Stock Purchase Agreement, Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement, Notice of Stock Bonus Award Grant and Stock Bonus Agreement and Notice of Stock Appreciation Right Grant and Stock Appreciation Right Agreement under the 2007 Equity Incentive Plan.
10.6		[Reserved].
10	.7**	Offer Letter, dated October 10, 2006, between Registrant and Bruce C. Felt, Jr.
10	.8**	Offer Letter, dated April 3, 2001, between Registrant and Luen Au.
10	.9**	Offer Letter, dated June 28, 2004, between Registrant and David A. Yarnold.
10	.10**	Office Lease Agreement, dated August 24, 2006, between Registrant and CLPF-BridgePointe, L.P.
10	.11**	e-business Hosting Agreement, dated June 30, 2003, between Registrant and International Business Machines Corporation.
10	.12**	Series E Preferred Stock Purchase Agreement, dated May 19, 2006, between Registrant and certain Stockholders of Registrant.
10	.13**	Series D Preferred Stock Purchase Agreement, dated February 11, 2005, between Registrant and certain Stockholders of Registrant.
10	.14**	Series C Preferred Stock Purchase Agreement, dated May 7, 2004, between Registrant and certain Stockholders of Registrant.
10	.15**	Loan and Security Agreement, dated June 7, 2006, between Registrant and Lighthouse Capital Partners V, L.P.
10	.16**	Warrant to Purchase Preferred Stock of Registrant issued to KarrScheffel, LLC, dated April 19, 2007.
10	.17**	Preferred Stock Purchase Warrant of Registrant issued to Lighthouse Capital Partners V, L.P., dated June 7, 2006.
10	.18**	Employment Letter Agreement, dated July 19, 2007, between Registrant and Lars Dalgaard.
23	.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.2**	Consent of Financial Strategies Consulting Group, LLC, an independent valuation firm.
23.3		Consent of Fenwick & West LLP (included in Exhibit 5.1).
24	.1**	Power of Attorney.
24	.2**	Power of Attorney of Douglas J. Burgum.
24	.3**	Power of Attorney of Elizabeth A. Nelson.
99	.1**	Registrant Employee Welcome Letter.

**	Previously filed.